EXHIBIT 99.1

REGENXBIO INC.

2025 EQUITY INCENTIVE PLAN

ARTICLE 1.
INTRODUCTION.
1.1
Purpose. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Service Providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Service Providers with exceptional qualifications and (c) linking Service Providers directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute ISOs or NSOs), SARs, Restricted Shares, Stock Units and Performance Cash Awards. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act. Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings set forth in Article 15.
1.2
Prior Plan. The Plan is intended to replace the REGENXBIO Inc. 2015 Equity Incentive Plan, adopted on June 17, 2015 (the “Prior Plan”).
ARTICLE 2.
ADMINISTRATION.
2.1
General. The Plan may be administered by the Administrator (which may be the Board or one or more Committees or their delegates appointed in accordance with this Article 2). Each Committee shall have the authority and be responsible for such functions as have been assigned to it. To the extent that any permitted action taken by the Board conflicts with action taken by a Committee or delegate, the Board action shall control.
2.2
Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Exchange Act Rule 16b-3.
2.3
Powers of Administrator. Subject to the terms of the Plan, and in the case of (i) a Committee, subject to the specific duties delegated to the Committee by the Board, and (ii) a delegate, subject to Article 2.6, the Administrator shall have the authority, without limitation, to:
(a)
select the Service Providers who are to receive Awards under the Plan;
(b)
determine the type, number, vesting requirements and other features and conditions of such Awards, including (i) the number of Common Shares or the amount of cash to be covered by each Award; (ii) the restrictions applicable to Restricted Shares and Stock Units and the conditions under which such restrictions shall lapse; (iii) any performance goals and periods applicable to Awards; (iv) the Exercise Price of each Option and SAR; (v) the time or times when Awards may be exercised; and (vi) subject to the requirements of Code Section 409A (to the extent applicable) and the terms of the Plan, any amendments to the terms and conditions of outstanding Awards;

(c)
determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements;
(d)
determine whether, to what extent, and under what circumstances (i) an Award may be settled in, or the Exercise Price of an Award may be paid in, cash, Common Shares, or other property, or (ii) an Award may be canceled, forfeited, or surrendered;
(e)
determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s Service for purposes of Awards granted under the Plan to the greatest extent permitted by law;
(f)
determine whether and to what extent any Performance Goals have been attained;
(g)
determine whether conditions and events described in the Plan or in Award Agreements are satisfied, including whether a Change in Control has occurred and whether a Participant’s Service has terminated;
(h)
interpret the Plan and Awards granted under the Plan (including any Award Agreements relating thereto);
(i)
establish sub-plans under the Plan, containing such limitations and other terms and conditions as the Administrator determines are necessary or desirable, for the purpose of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards or qualifying for favorable tax treatment under applicable foreign laws (“Sub-Plans”);
(j)
make, amend, and rescind rules, guidelines, and practices relating to the Plan and Awards granted under the Plan, including rules relating to Sub-Plans;
(k)
determine whether a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is an Affiliate;
(l)
determine the treatment of Awards in the event that an entity ceases to be an Affiliate of the Company;
(m)
determine and apply such policies and procedures as it deems appropriate to provide for clawback or recovery of Awards, as provided under Article 14.6 or under the terms of an Award Agreement.
(n)
impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales; and
(o)
make all other decisions relating to the operation of the Plan and Awards granted under the Plan and otherwise supervise the administration of the Plan and exercise all powers and authorities either specifically granted under the Plan or necessary or advisable in the administration of the Plan.
2.4
Effect of Administrator’s Decisions. The Administrator’s decisions, determinations, and interpretations shall be final and binding on all persons, including the Company and Participants.
2.5
Limitation of Liability. No member of the Board or a Committee, nor any officer or employee of the Company or any Affiliate acting on behalf of the Board or a Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or a Committee and each and any officer or employee of the Company and of any Affiliate acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.
2.6
Delegation of Authority. Subject to applicable laws and regulations and the applicable rules of a stock exchange or market on which the Company is traded or listed, the Board or a Committee may delegate administrative authority hereunder to an officer of the Company or to such other individual or group as the Board or Committee may determine in its discretion, including the authority to grant Awards to individuals who are eligible under the terms of the Plan; provided that (i) no officer or other delegate shall designate himself or herself as a recipient of any Awards granted pursuant to such delegated authority; (ii) no delegation may be made by the Board or a Committee that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act; and (iii) any resolution delegating authority to grant Awards shall satisfy applicable law. The acts of delegates under this Article 2.6 shall be treated hereunder as acts of the Administrator, and such delegates shall report to the Board or the Committee regarding the delegated duties and responsibilities and any Awards so granted. Any delegation may be revoked by the Board or a Committee at any time.
2.7
Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
ARTICLE 3.
SHARES AVAILABLE FOR GRANTS.
3.1
Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed 5,500,000 plus the number of Common Shares subject to awards granted under the Prior Plan (“Prior Plan Awards”) and then outstanding on the Effective Date which, on a later date, are not delivered because the Prior Plan Award is forfeited or expires, terminates, or is canceled without the delivery of all Common Shares subject to such Prior Plan Award, but excluding the types of Common Shares described in (a), (b), and (c) of Article 3.2 below that are tendered, withheld, or otherwise not delivered in connection with the settlement of a Prior Plan Award (the “Prior Plan Shares”) (subject to adjustment pursuant to Article 9.1). The number of shares authorized for Prior Plan Awards but not, as of the Effective Date, delivered pursuant to a Prior Plan Award or subject to an outstanding Prior Plan Award shall not be available for use under either this Plan, except with respect to the treatment of Prior Plan Shares in accordance with the preceding sentence. The number of Common Shares that are subject to Stock Awards outstanding at any time under the Plan may not exceed the number of Common Shares that then remain available for issuance under the Plan.
3.2
Shares Returned to Reserve. If, after the Effective Time, any Award is forfeited or expires, terminates, or is canceled without the delivery of all Common Shares subject to such Award, or if any Award is settled other than by the delivery of Common Shares (including by cash settlement), then the Common Shares subject to such Award that were not issued shall again become available to be delivered pursuant to Awards under the Plan; provided that the following Common Shares shall not again become available to be delivered pursuant to Awards under the Plan:
(a)
Common Shares tendered or withheld upon the exercise of an Option to cover the Exercise Price;
(b)
Common Shares subject to a stock-settled SAR that are not issued upon the net settlement of such SAR; and
(c)
Common Shares tendered or withheld by the Company to satisfy any tax withholding obligation with respect to any Award.
3.3
Awards Not Reducing Share Reserve in Article 3.1. Any dividend equivalents paid or credited under the Plan with respect to Stock Units shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Stock Units. In addition, Common Shares subject to Substitute Awards granted by the Company shall not reduce the number of Common Shares that may be issued under Article 3.1, nor shall shares subject to Substitute Awards again be available for Awards under the Plan in the event of any forfeiture, expiration or cash settlement of such Substitute Awards.
3.4
Share Limits. Subject to adjustment in accordance with Article 9.1:
(a)
The aggregate number of Common Shares subject to Options and SARs that may be granted under this Plan during any calendar year to any one Participant shall not exceed 1,500,000 Common Shares, except that the Company may grant to a new Employee in the calendar year in which his or her Service as an Employee first commences Options and/or SARs that cover (in the aggregate) up to an additional 500,000 Common Shares;
(b)
The aggregate number of Common Shares subject to Restricted Share awards and Stock Units that may be granted under this Plan during any calendar year to any one Participant shall not exceed 1,500,000 Shares, except that the Company may grant to a new Employee in the calendar year in which his or her Service as an Employee first commences Restricted Share awards and Stock Units that cover (in the aggregate) up to an additional 500,000 Common Shares;
(c)
No Participant shall be paid more than $1 million in cash in any calendar year pursuant to Performance Cash Awards granted under the Plan;

(d)
No more than 11,000,000 Common Shares (including Prior Plan Shares) may be issued under the Plan upon the exercise of ISOs; in no event shall any Common Shares that subsequently become available for grant pursuant to Article 3.2 increase the then-current number of Common Shares that may be issued pursuant to ISOs; and
(e)
The maximum aggregate grant date fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Options and SARs that may be granted under this Plan to an Outside Director as compensation for services as an Outside Director during a calendar year shall not exceed $500,000.
ARTICLE 4.
ELIGIBILITY.
4.1
Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Code Section 422(c)(5) and Treasury Regulations Section 1.422-2(f) are satisfied, including that the purchase price for the stock under such ISO shall be at least 110% of its Fair Market Value at the time such ISO is granted and the ISO, by its terms, shall not be exercisable later than the day immediately preceding the fifth anniversary of the date it is granted. In determining such stock ownership, the provisions of Code Section 424(d) shall be controlling.
4.2
Other Awards. Awards other than ISOs may be granted only to Service Providers.
ARTICLE 5.
OPTIONS.
5.1
Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms as the Administrator shall determine, in its sole discretion, that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is intended to be an ISO or an NSO. Options which are not designated as ISOs in the Stock Option Agreement or which otherwise do not qualify as ISOs shall constitute NSOs. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
5.2
Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.
5.3
Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to an Option that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A and, if applicable, Code Section 424(a). The aggregate Fair Market Value (determined as of the date of grant) of Common Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or under any other incentive stock option plan of the

Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Common Shares on the date of grant with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Common Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NSOs.
5.4
Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that, except to the extent necessary to comply with applicable foreign law, the term of an Option shall in no event exceed 10 years from the date of grant. Subject to Article 11.6, a Stock Option Agreement may provide for accelerated vesting and/or exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.
5.5
Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries, subject to the terms of the applicable Award Agreement. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate, subject to the terms of the applicable Award Agreement.
5.6
No Repricing; No Reload Grants. Except for adjustments pursuant to Article 9.1, no Option shall have its Exercise Price lowered, nor shall any Option be settled, cancelled, forfeited, exchanged, or surrendered in exchange or otherwise in consideration for a new Option with an Exercise Price that is less than that of such settled, cancelled, forfeited, exchanged, or surrendered Option, unless the stockholders of the Company shall have approved of such transaction. For the avoidance of doubt (and without limitation of the authority set forth in Article 9.1), Options with an Exercise Price that is equal to or greater than the current Fair Market Value of the underlying Common Shares shall not be cancelled in exchange for a cash payment.
5.7
Payment for Option Shares. Options may be exercised in whole or in part by giving written notice to the Company specifying the number of Common Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Common Shares so purchased in cash or cash equivalents, as determined by the Administrator. In addition, the Administrator may, in its sole discretion and to the extent permitted by applicable law, accept payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:
(a)
Subject to any conditions or limitations established by the Administrator, by surrendering unrestricted Common Shares that are already owned by the Optionee with a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Common Shares as to which such Option will be exercised;

(b)
By delivering (on a form prescribed by the Administrator) an irrevocable direction to a securities broker approved by the Administrator to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;
(c)
Subject to such conditions and requirements as the Administrator may impose from time to time, through a net exercise procedure; or
(d)
With respect to NSOs, through any other form or method consistent with applicable laws, regulations and rules.
5.8
Non-Exempt Employees. If an Option is granted to an employee of the Company or an Affiliate in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable until at least 6 months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Change in Control, or (iii) upon such employee’s retirement (as such term may be defined in the applicable Stock Option Agreement or such employee’s employment agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than 6 months following the date of grant. The foregoing provision is intended to operate so that, with respect to a Participant who is a non-exempt employee of the Company or an Affiliate, any income derived in connection with the exercise or vesting of an Option will be exempt from such Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt Employee in connection with the exercise, vesting, issuance of any Common Shares or other property, or payment of any cash under any other Award will be exempt from the Participant’s regular rate of pay, the provisions of this Article 5.8 will apply to all types of Awards.
ARTICLE 6.
STOCK APPRECIATION RIGHTS.
6.1
SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms as the Administrator shall determine, in its sole discretion, that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
6.2
Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.
6.3
Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to a SAR that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A.
6.4
Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The SAR Agreement shall also specify the term of the SAR; provided that, except to the extent necessary to comply with applicable foreign law, the term of a SAR shall not exceed 10 years from the date of grant. Subject to Article 11.6, a SAR Agreement may provide for accelerated vesting and exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.
6.5
Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.
6.6
Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries, subject to the terms of the applicable Award Agreement. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate, subject to the terms of the applicable Award Agreement.
6.7
No Repricing; No Reload Grants. Except for adjustments pursuant to Article 9.1, no SAR shall have its Exercise Price lowered, nor shall any SAR be settled, cancelled, forfeited, exchanged, or surrendered in exchange or otherwise in consideration for a new SAR with an Exercise Price that is less than that of such settled, cancelled, forfeited, exchanged, or surrendered SAR, unless the stockholders of the Company shall have approved of such transaction. For the avoidance of doubt (and without limitation of the authority set forth in Article 9.1), SARs with an Exercise Price that is equal to or greater than the current Fair Market Value of the underlying Common Shares shall not be cancelled in exchange for a cash payment.
ARTICLE 7.
RESTRICTED SHARES.
7.1
Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
7.2
Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, cancellation of other equity awards, full-recourse promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.
7.3
Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Such conditions, at the Administrator’s discretion, may include one or more Performance Goals. If the restrictions, performance factors, including Performance Goals, and/or conditions established by the Administrator are not attained or satisfied, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. Subject to Article 11.6, a Restricted Stock Agreement may provide for accelerated vesting upon certain specified events.
7.4
Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, unless the Administrator otherwise provides, except that Restricted Shares shall not have rights to and shall not receive dividends paid on such Restricted Shares before such Restricted Shares have vested. A Restricted Stock Agreement may require that any cash dividends paid on Restricted Shares (after such Restricted Shares have vested) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Stock Award with respect to which the dividends were paid. In addition, any dividends or other distributions that are paid on vested Restricted Shares, whether they are to be paid in cash, Common Shares, or other property, shall be subject to the same restrictions on transferability as such Restricted Shares. For the avoidance of doubt, no dividends or other distributions (whether in the form of cash or other property) payable on Common Shares subject to a Stock Award will be paid to a Participant to the extent the Stock Award is not vested and nonforfeitable at the time such dividend or other distribution is paid on Common Shares.
7.5
Awards and Certificates. Except as otherwise provided in this Article 7, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. Restricted Shares may also be evidenced in uncertificated form or by a book entry record. The Company may require that the stock certificates, if any, evidencing Restricted Shares be held in the custody of the Company until the restrictions thereon shall have lapsed and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such Award. Certificates for shares of unrestricted Common Shares may, in the Company’s sole discretion, be delivered to the Participant only after any restrictions have lapsed without forfeiture in respect of such Restricted Shares.
ARTICLE 8.
STOCK UNITS.
8.1
Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.
8.2
Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
8.3
Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting, as determined by the Administrator. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Such conditions, at the Administrator’s discretion, may include one or more Performance Goals. If the vesting conditions, including Performance Goals, established by the Administrator are not attained or satisfied, a Participant shall forfeit his or her Stock Units in accordance with the terms of the Award Agreement. Subject to Article 11.6, a Stock Unit Agreement may provide for accelerated vesting upon certain specified events.
8.4
Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. No Award of Stock Units may provide for a right to dividend equivalents on Stock Units that are not vested. For the avoidance of doubt, no dividend equivalent on a Stock Unit may be paid to a Participant with respect to a dividend paid on Common Shares unless, at the time such dividend is paid on the Common Shares, the Stock Unit is vested and nonforfeitable.
8.5
Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Administrator. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units shall be settled in such manner and at such time(s) as specified in the Stock Unit Agreement. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 9.
8.6
Awards and Certificates. With respect to Stock Units to be settled in Common Shares, following the satisfaction of any vesting conditions, in the Administrator’s sole discretion: (i) stock certificates in respect of the Common Shares underlying such Stock Units may be delivered to the Participant, or the Participant’s legal representative, in a number equal to the number of Common Shares underlying the Stock Units; or (ii) Common Shares underlying such Stock Units may be issued in uncertificated form or by a book entry record. Further, notwithstanding anything in the Plan to the contrary, following the satisfaction of any vesting conditions, Common Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Code Section 409A (or in accordance with a Stock Unit Agreement that complies with Code Section 409A), and absent such a deferral such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within other such period as is required to avoid accelerated taxation and/or tax penalties under Code Section 409A.
8.7
Death of Recipient. Any Stock Units that become payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each Participant who receives Stock Units under the Plan may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units that become payable after the Participant’s death shall be distributed to the Participant’s estate.
8.8
Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
ARTICLE 9.
ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS.
9.1
Adjustments. In the event of any (1) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (2) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Shares, or other property), stock split, reverse stock split, subdivision or consolidation; (3) combination or exchange of shares; or (4) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Shares such that an adjustment pursuant to this Article 9.1 is appropriate, corresponding proportionate adjustments shall be made, as may be determined by the Administrator, in its sole discretion, in each of the following:
(a)
The number and kind of shares available for issuance under Article 3 and the maximum number of Common Shares or cash that may be subject to Awards granted to any Participant in any calendar year or which may be made subject to ISOs;
(b)
The number and kind of shares covered by each outstanding Option, SAR, Stock Unit and Award of Restricted Shares; and
(c)
The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.

Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Any adjustment in the number of and kind of shares subject to an Award under this Article 9.1 shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

Notwithstanding the foregoing, any adjustment made pursuant to this Article 9.1 shall (i) to the extent necessary to avoid adverse tax consequences under Code Section 409A, be made in compliance with the requirements of Code Section 409A and (ii) in the case of ISOs, unless otherwise determined by the Administrator, be made in compliance with the requirements of Code Sections 422 and 424(a).

9.2
Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.
9.3
Corporate Transactions. In the event that the Company is a party to a Change in Control (other than one described in Article 15.6(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement, which agreement need not treat all Awards (or portions thereof) in an identical manner. The definitive transaction agreement of the Change in Control may provide for one or more of the following with respect to each outstanding Award:
(a)
If the acquiring or surviving company assumes or continues outstanding Awards upon the Change in Control, and if the Participant’s Service is involuntarily terminated within 24 months after a Change in Control:
(i)
Options and SARs shall become fully vested as of the termination date and exercisable no later than 30 days following such termination date;
(ii)
Restricted Shares and Stock Units shall become fully vested as of such termination date and shall be delivered no later than 30 days following such termination date; and
(iii)
Awards that vest based in whole or in part on the achievement of any Performance Goal shall become vested pro rata at actual performance levels if such performance levels can be determined, or at target performance levels if the actual performance levels cannot be determined, as of such termination date based on the portion of the Performance Period of such Performance Goal that was completed as of the termination date, and such Awards shall be delivered no later than 30 days following such termination date.
(b)
Subject to paragraph (c) below, if the acquiring or surviving company does not assume or continue outstanding Awards upon a Change in Control, all outstanding Awards that are not assumed or continued shall be treated as follows (to the extent permitted by Code Section 409A):
(i)
Options and SARs shall become fully vested and exercisable as of immediately prior to the Change in Control;
(ii)
Restricted Shares and Stock Units shall become fully vested as of immediately prior to the Change in Control (to the extent not already vested) and shall settle immediately following the Change in Control; and

(iii)
Awards that vest based in whole or in part on the achievement of any Performance Goal shall become vested pro rata at actual performance levels if such performance levels can be determined, or at target performance levels if the actual performance levels cannot be determined, as of the Change in Control based on the portion of the Performance Period of such Performance Goal that was completed as of the Change in Control, and such Awards shall settle immediately following the Change in Control.
(c)
If the acquiring or surviving company does not assume or continue outstanding Awards upon a Change in Control, the definitive transaction agreement may provide that outstanding Awards, whether vested or unvested, shall be canceled in exchange for cash and/or other consideration with a value equal to (i) for Options or SARs, the excess, if any, of the Fair Market Value of the Common Shares underlying such Award on the date of the Change in Control over the aggregate Exercise Price; provided that, if the Fair Market Value of a Common Share on such date does not exceed the per share Exercise Price, the definitive transaction agreement for the Change in Control may provide that such Option or SAR is canceled for no consideration; and (ii) for all other Stock Awards, the Fair Market Value of the Common Shares underlying such Stock Award on the date of such Change in Control.

Following a Change in Control described in Article 15.6(d), the Company shall continue outstanding Awards, and the treatment described in Article 9.3(a) above shall apply. Any action taken under this Article 9.3 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

ARTICLE 10.
OTHER AWARDS.
10.1
Performance Cash Awards. A Performance Cash Award is a cash award that may be granted subject to the attainment of specified Performance Goals during a Performance Period. A Performance Cash Award may also require the completion of a specified period of continuous Service. The length of the Performance Period, the Performance Goals to be attained during the Performance Period, and the degree to which the Performance Goals have been attained shall be determined conclusively by the Administrator. Each Performance Cash Award shall be set forth in a written agreement or in a resolution duly adopted by the Administrator which shall contain provisions determined by the Administrator and not inconsistent with the Plan. The terms of various Performance Cash Awards need not be identical.
10.2
Awards Under Other Plans. The Company may grant awards under other plans or programs; provided that, if such awards are settled in the form of Common Shares issued under this Plan, then such awards shall also be Awards and subject to the terms of the Plan. Unless otherwise specified in the Award Agreement of such Award, such Award shall be a Stock Unit for purposes of the Plan (including that such Award will reduce the number of Common Shares available under Article 3).

ARTICLE 11.
LIMITATION ON RIGHTS.
11.1
Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Service Provider at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any). An Award may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of a Participant, in the discretion of the Administrator. Unless otherwise provided by the Administrator or required by law: (1) a leave of absence approved by the Company or one of its Affiliates, as applicable, will not constitute a termination of employment or service under the Plan; and (2) with respect to ISOs only, if a Participant’s leave of absence exceeds three months, the Participant will be deemed to have terminated employment on the first day following the end of the first three months of such leave, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If the Participant has not returned to work as of the end of an approved leave of absence, Service shall terminate for purposes of the Plan as of the date the approved leave of absence ends, to the extent permitted by law. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of an Award (or lapsing of Company repurchase rights) shall be tolled during any leave of absence.
11.2
Stockholders’ Rights. Except as set forth in Article 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price, including the satisfaction of any applicable tax withholding obligations pursuant to Article 12. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in Article 7.4 or 8.4.
11.3
Regulatory Requirements.
(a)
Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state and foreign securities laws, and the obtaining of all such approvals by any governmental agency or other regulatory body as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Common Shares pursuant to the terms hereof, that the recipient of such Common Shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.
(b)
Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Shares issuable pursuant to the Plan is required by any securities exchange or under any federal, state or foreign law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Shares, no such Award shall be granted or payment made or Common Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.
(c)
In the event that the disposition of Common Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Shares pursuant to the Plan, as a condition precedent to receipt of such Common Shares, to represent to the Company in writing that the Common Shares acquired by such Participant is acquired for investment only and not with a view to distribution.
11.4
Transferability of Awards. The Administrator may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law. Unless otherwise determined by the Administrator, Awards shall be transferable by a Participant only by (a) beneficiary designation, (b) a will or (c) the laws of descent and distribution. An ISO may be transferred only by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. Any purported transfer of an Award or any economic benefit or interest therein in violation of the Plan or the terms of an Award shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or the terms of an Award shall not be entitled to be recognized as a holder of any Common Shares or other property underlying such Award.
11.5
Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Administrator may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the

Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.
11.6
Minimum Vesting Requirement. Notwithstanding the Administrator’s discretion to determine the terms and conditions of Awards and Award Agreements, including any vesting schedules, and notwithstanding any other provision of the Plan with the exception of Article 9, Awards must have a minimum vesting period of at least one year from the grant date to the one-year anniversary of the grant date during which no installments of Awards may vest; provided that (a) this minimum vesting requirement shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of Common Shares specified in Article 3.1; and (b) the Administrator may in its discretion, either at the time an Award is granted or at any time thereafter, provide that the vesting of the Award will accelerate in whole or in part if the Participant terminates Service due to Disability or death ((a) and (b) collectively, the “Minimum Vesting Provisos”). For the avoidance of doubt, the Administrator may not accelerate the vesting of an Award, and an Award Agreement may not provide for the acceleration of the vesting of an Award (or, in each case, any portion thereof), in any way that would allow the Award to vest before the one-year anniversary of the Award’s grant date, subject to the Minimum Vesting Provisos.
ARTICLE 12.
TAXES.
12.1
General. As a condition to an Award under the Plan, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied, and the Company shall have the right to deduct any such taxes, up to the maximum amount to the extent permitted by law, from any payment of any kind otherwise due to such Participant.
12.2
Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered and any fractional share amounts resulting therefrom shall be settled in cash. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by SEC, accounting or other rules.
12.3
Section 409A Matters. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Administrator expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order for it to comply with the requirements of Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, the Participant shall not be considered to have terminated Service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Code Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then, only to the extent necessary to prevent such payment from being subject to any individual tax and penalty interest charges imposed under Code Section 409A, no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A.
12.4
Limitation on Liability. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A. Neither the Company nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.
ARTICLE 13.
TERM OF THE PLAN.
13.1
Term of the Plan. The Plan, as set forth herein, shall become effective on the date it is approved by a majority of the votes cast at a duly held meeting of the Company’s stockholders at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting with respect to the Plan’s approval, or on the date the Plan is otherwise approved by the Company’s stockholders by a method and in a degree that would be treated as adequate under applicable state law (the “Effective Time”). The Effective Time must be within the 12 months immediately preceding or immediately following the adoption of the Plan by the Board. If the Plan is not approved by the stockholders of the Company within such 24-month period, the Plan and any Awards shall be null and void ab initio. The Plan shall remain in effect until the earlier of (a) the date when the Plan is terminated under Article 13.2 or (b) the 10th anniversary of the earlier of the date the Board adopts the Plan or the Effective Time.
13.2
Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. No amendment or termination of the Plan shall be made that would materially impair the rights of a Participant under any Award theretofore granted unless such Participant consents to such amendment or termination. Subject to Articles 5.6, 6.7, and 11.6, the Administrator may modify, amend, or adjust the terms of any Award theretofore granted, prospectively or retroactively, including the content of Performance Goals, vesting conditions, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Administrator in its sole discretion determines; provided that, subject to Articles 9 and 13.3, no such amendment shall materially impair the rights of any Participant without such Participant’s consent. For the avoidance of doubt, the Administrator may not accelerate the vesting of an Award, and an Award Agreement may not provide for the acceleration of the vesting of an Award (or, in each case, any portion thereof), in any way that would allow the Award to vest before the one-year anniversary of the Award’s grant date, subject to the Minimum Vesting Provisos, as set forth in Article 11.6.
13.3
Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules, including any rules of the stock exchange on which the Common Shares are traded, as determined by the Administrator.
ARTICLE 14.
MISCELLANEOUS.
14.1
Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
14.2
Notification of Election Under Code Section 83(b). If any Participant shall, in connection with the acquisition of shares of Common Shares under the Plan, make the election permitted under Code Section 83(b), such Participant shall notify the Company of such election within 10 days after filing notice of the election with the Internal Revenue Service.
14.3
No Fractional Shares. No fractional shares of Common Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
14.4
Documentation; Paperless Administration. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant shall be permitted through the use of such an automated system.
14.5
Severability. If any provision of the Plan is held to be invalid or unenforceable in any jurisdiction or with respect to any Participant, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Board, materially altering the intent of the Plan or the Award, such provision shall be severed as to the jurisdiction or the Participant and the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

14.6
Clawback. Notwithstanding any other provisions in this Plan, any Award will be subject to both (a) any compensation recovery or clawback policy required pursuant to Section 304 of Sarbanes-Oxley Act of 2002, as amended, and any other legally required recovery or clawback; and (b) any other compensation recovery or clawback policy that the Company or any Affiliate has adopted or may adopt in the future.
14.7
Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Unless the context otherwise requires, the terms “including,” “include,” or “includes” shall mean including, without limiting the generality of any description preceding such term, irrespective of whether such term is used with “without limitation,” “without limiting,” or similar language elsewhere in the Plan. Any reference to a regulation shall include any successor regulation. Except where otherwise indicated, references to Articles are references to articles of this Plan.
14.8
Addenda. The Administrator may approve such addenda to the Plan or any Award Agreement as it may consider necessary or appropriate for the purpose of granting Awards to Participants, which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy, or custom, which, if so required under applicable law, may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.
ARTICLE 15.
DEFINITIONS.
15.1
“Administrator” means the Board or any Committee administering the Plan in accordance with Article 2, or a delegate appointed in accordance with Article 2.
15.2
“Affiliate” means any Subsidiary, Parent, or any other entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with, the Company. The term Affiliate shall, unless otherwise determined by the Administrator, include entities in which the Company and/or one or more Subsidiaries own not less than 50% of such entity’s voting control.
15.3
“Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share, a Stock Unit or a Performance Cash Award.
15.4
“Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.
15.5
“Board” means the Company’s Board of Directors, as constituted from time to time.
15.6
“Change in Control” means:

(a)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;
(b)
The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(c)
The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d)
Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided that, if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then, notwithstanding anything to the contrary in the Plan or applicable Award Agreement, the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

15.7
“Code” means the Internal Revenue Code of 1986, as amended.
15.8
“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan.
15.9
“Common Share” means one share of the common stock of the Company.
15.10
“Company” means REGENXBIO Inc., a Delaware corporation.
15.11
“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

15.12
“Disability” means, with respect to any Participant, that such Participant, as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
15.13
“Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.
15.14
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
15.15
“Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.
15.16
“Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are no longer traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate in its sole discretion. The Administrator’s determination shall be conclusive and binding on all persons.
15.17
“ISO” means an incentive stock option described in Code Section 422(b).
15.18
“NSO” means a stock option not described in Code Sections 422 or 423.
15.19
“Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.
15.20
“Optionee” means an individual or estate holding an Option or SAR.
15.21
“Outside Director” means a member of the Board who is not an Employee.
15.22
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
15.23
“Participant” means an individual, estate, or other person holding an Award, including an Optionee.
15.24
“Performance Cash Award” means an award of cash granted under Article 10.1 of the Plan.

15.25
“Performance Goal” means a goal established by the Administrator for the applicable Performance Period based on one or more of the performance criteria set forth in Appendix A. Depending on the performance criteria used, a Performance Goal may be expressed in terms of overall Company performance or the performance of a business unit, division, Subsidiary, Affiliate or an individual. A Performance Goal may be measured either in absolute terms or relative to the performance of one or more comparable companies or one or more relevant indices. The Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a Performance Period: (a) asset write- downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary, unusual or non-recurring items, (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings, or (g) statutory adjustments to corporate tax rates.
15.26
“Performance Period” means a period of time selected by the Administrator over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to a Performance Cash Award or an Award of Restricted Shares or Stock Units that vests based on the achievement of Performance Goals. Performance Periods may be of varying and overlapping duration, at the discretion of the Administrator.
15.27
“Plan” means this REGENXBIO Inc. 2025 Equity Incentive Plan, as amended from time to time.
15.28
“Registration Date” means the effective date of the registration statement filed by the Company with the Securities and Exchange Commission pursuant to Form S-1.
15.29
“Restricted Share” means a Common Share awarded under the Plan.
15.30
“Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.
15.31
“SAR” means a stock appreciation right granted under the Plan.
15.32
“SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.
15.33
“Securities Act” means the Securities Act of 1933, as amended.
15.34
“Service” means service as an Employee, Outside Director or Consultant.
15.35
“Service Provider” means any individual who is an Employee, Outside Director or Consultant; provided that, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Service Provider eligible for an Option or a SAR means an Employee, Outside Director or Consultant with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

15.36
“Stock Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.
15.37
“Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.
15.38
“Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.
15.39
“Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.
15.40
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
15.41
“Substitute Awards” means Awards or Common Shares issued by the Company in assumption of, or substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Company or any Affiliate or with which the Company or any Affiliate combines to the extent permitted by NASDAQ Marketplace Rule 5635 or any successor thereto.

APPENDIX A

PERFORMANCE CRITERIA

The Administrator may establish Performance Goals derived from one or more of the following criteria when it makes Awards of Restricted Shares or Stock Units that vest entirely or in part on the basis of performance or when it makes Performance Cash Awards:

• Earnings (before or after taxes)	• Sales or revenue
• Earnings per share	• Expense or cost reduction
• Earnings before interest, taxes and depreciation	• Working capital
• Earnings before interest, taxes, depreciation and amortization	• Economic value added (or an equivalent metric)
• Total stockholder return	• Market share
• Return on equity or average stockholders’ equity	• Cash measures including cash flow and cash balance
• Return on assets, investment or capital employed	• Operating cash flow
• Operating income	• Cash flow per share
• Gross margin	• Share price
• Operating margin	• Debt reduction
• Net operating income	• Customer satisfaction
• Net operating income after tax	• Stockholders’ equity
• Return on operating revenue	• Contract awards or backlog
• Objective corporate or individual strategic goals	• Objective individual performance goals

Other measures of performance selected by the Administrator